Exhibit 99.1

     Unless the context indicates or requires otherwise, (i) Emmis Communications Corporation and its subsidiaries, including Emmis Operating Company, are referred to collectively as “we,” “us,” “our company” or “Emmis,” (ii) Emmis Communications Corporation, the parent company of Emmis Operating Company, is referred to as “Emmis Communications” and (iii) Emmis Operating Company, the issuer of the notes, is referred to as “Emmis Operating Company” or the “issuer.”

RISK FACTORS

Risks Relating To Our Company

Decreased spending by advertisers or a decrease in our market ratings or market share can adversely affect our advertising revenues.

     We believe that advertising is a discretionary business expense. Spending on advertising tends to decline disproportionately during an economic recession or downturn as compared to other types of business spending. Consequently, the recent downturn in the United States economy had an adverse effect on our advertising revenue and, therefore, our results of operations. A recession or another downturn in the United States economy or in the economy of any individual geographic market, particularly a major market such as Los Angeles, New York or Orlando, in which we own and operate sizeable stations, could have a significant effect on us. The overall weakness of the United States economy resulted in an economic downturn in New York, and the terrorist attacks of September 11, 2001 exacerbated the downturn. The slow New York economy had an adverse effect on the revenues of our New York stations in the fiscal years ended February 28, 2002 and 2003. The New York stations accounted for approximately 12% of our net revenue for the year ended February 29, 2004.

     Even in the absence of a general recession or downturn in the economy, an individual business sector that tends to spend more on advertising than other sectors might be forced to reduce its advertising expenditures if that sector experiences a downturn. If that sector’s spending represents a significant portion of our advertising revenues, any reduction in its advertising expenditures may affect our revenue.

     In addition, since political advertising at times accounts for a significant portion of our advertising revenues, normal election cycles may cause our revenues to fluctuate. Changes in government limitations on spending or fundraising for campaign advertisements may also have a negative effect on our earnings derived from political advertising.

We may lose audience share and advertising revenue to competing television and radio stations or other types of media competitors.

     We operate in highly competitive industries. Our television and radio stations compete for audiences and advertising revenue with other television and radio stations and station groups, as well as with other media. Shifts in population, demographics, audience tastes and other factors beyond our control could cause us to lose market share. Any adverse change in a particular market, or adverse change in the relative market positions of the stations located in a particular market, could have a material adverse effect on our revenue or ratings, could require increased promotion or other expenses in that market, and could adversely affect our revenue in other markets.

     Other television and radio broadcasting companies may enter the markets in which we operate or may operate in the future. These companies may be larger and have more financial resources than we have. Our television and radio stations may not be able to maintain or increase their current audience ratings and advertising revenue in the face of such competition.

     In addition, from time to time, other stations may change their format or programming, a New station may adopt a format to compete directly with our stations for audiences and advertisers, or stations might engage in aggressive promotional campaigns. These tactics could result in lower ratings and advertising revenue or increased promotion and other expenses and, consequently, lower earnings and cash flow for us. Any failure by us to respond, or to respond as quickly as our competitors, could have an adverse effect on our business and financial performance.

     Because of the competitive factors we face, we cannot assure you that we will be able to maintain or increase our current audience ratings and advertising revenue.

We must respond to the rapid changes in technology, services and standards that characterize our industry in order to remain competitive.

     The television and radio broadcasting industries are subject to rapid technological change, evolving industry standards and the emergence of competition from new media technologies and services. We cannot assure you that we will have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Various new media technologies and services are being developed or introduced, including:

•	satellite-delivered digital audio radio service, which has resulted in the introduction of new subscriber-based satellite radio services with numerous niche formats;

•	audio programming by cable systems, direct-broadcast satellite systems, personal communications systems, Internet content providers and other digital audio broadcast formats;

•	in-band on-channel digital radio, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services;

•	low-power FM radio, which could result in additional FM radio broadcast outlets; and

•	digital video recorders that allow viewers to digitally record and play back television programming, which may decrease viewership of commercials and, as a result, lower our advertising revenues.

     In addition, cable providers and direct broadcast satellite companies are developing new techniques that allow them to transmit more channels on their existing equipment to highly targeted audiences, reducing the cost of creating channels and potentially leading to the division of the television industry into ever more specialized niche markets. Competitors who target programming to such sharply defined markets may gain an advantage over us for television advertising revenues. Lowering the cost of creating channels may also encourage new competitors to enter our markets and compete with us for advertising revenue.

     We cannot predict the effect, if any, that competition arising from new technologies or regulatory change may have on the television and radio broadcasting industries or on our financial condition and results of operations.

Our substantial indebtedness could adversely affect our financial health.

     We have a significant amount of indebtedness. As of February 29, 2004, on a pro forma basis after giving effect to the proposed refinancing transactions, including the offering of Emmis Operating Company’s senior subordinated notes due 2012 and entering into the new credit facility as more fully described under “Use of Proceeds” (the “Refinancing Transactions”), our total indebtedness would have been approximately $1,356.3 million, and our shareholders’ equity was approximately $670.3 million.

     Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes being offered hereby;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	result in higher interest expense in the event of increases in interest rates because some of our debt is at variable rates of interest;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our credit facility and our other debt instruments, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default, which if not cured or waived, could have a material adverse effect on our businesses.

The terms of our indebtedness and the indebtedness of our direct and indirect subsidiaries may restrict our current and future operations, particularly our ability to respond to changes in market conditions or to take some actions.

     Our new credit facility, and the indenture relating to the notes offered hereby, will impose significant operating and financial restrictions on us. These restrictions significantly limit or prohibit, among other things, our ability and the ability of our subsidiaries to incur additional indebtedness, issue preferred stock, incur liens, pay dividends, enter into asset sale transactions, merge or consolidate with another company, dispose of all or substantially all of our assets or make certain other payments or investments.

     These restrictions currently limit our ability to grow our business through acquisitions and could limit our ability to respond to market conditions or meet extraordinary capital needs. They also could restrict our corporate activities in other ways. These restrictions could adversely affect our ability to finance our future operations or capital needs.

To service our indebtedness and other obligations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

     Our ability to make payments on and to refinance our indebtedness, to pay dividends and to fund capital expenditures will depend on our ability to generate cash in the future. This ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our businesses might not generate sufficient cash flow from operations. We might not be able to complete future offerings, and future borrowings might not be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new credit facility and the notes, on commercially reasonable terms or at all.

Our operating results have been and may again be adversely affected by acts of war and terrorism.

     Acts of war and terrorism against the United States, and the country’s response to such acts, may negatively affect the U.S. advertising market, which could cause our advertising revenues to decline due to advertising cancellations, delays or defaults in payment for advertising time, and other factors. In addition, these events may have other negative effects on our business, the nature and duration of which we cannot predict.

     For example, the war in Iraq caused the networks to pre-empt regularly scheduled programming in the last month of the first quarter of fiscal 2003 and caused several advertisers to cancel their advertising spots, resulting in a loss of revenue in the first quarter of fiscal 2003. After the September 11, 2001 terrorist attacks, we decided that the public interest would be best served by the presentation of continuous commercial-free coverage of the unfolding events on our stations. This temporary policy had a material adverse effect on our advertising revenues and operating results for the month of September 2001. Future events like those of September 11, 2001 or the war in Iraq may cause us to adopt similar policies, which could have a material adverse effect on our advertising revenues and operating results.

     Additionally, the attacks on the World Trade Center on September 11, 2001 resulted in the destruction of the transmitter facilities that were located there. Although we had no transmitter facilities located at the World Trade Center, broadcasters that had facilities located in the destroyed buildings experienced temporary disruptions in their ability to broadcast. Since we tend to locate transmission facilities for stations serving urban areas on tall buildings or other significant structures, such as the Empire State Building in New York, further terrorist attacks or other disasters could cause similar disruptions in our broadcasts in the areas affected. If these disruptions occur, we may not be able to locate adequate replacement facilities in a cost-effective or timely manner or at all. Failure to remedy disruptions caused by terrorist attacks or other disasters and any resulting degradation in signal coverage could have a material adverse effect on our business and results of operations.

Television programming costs may negatively impact our operating results.

     One of our most significant operating cost components is television programming. We may be exposed in the future to increased programming costs which may adversely affect our operating results. Acquisitions of program rights are usually made two or three years in advance and may require multi-year commitments, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs. In addition, we have recently experienced increased competition to acquire programming, primarily due to the increased acquisition of syndicated programming by cable operators.

Our television stations depend on affiliations with major networks that may be canceled or revoked by the networks.

     All of our television stations are affiliated with a network. Under the affiliation agreements, the networks possess, under certain circumstances, the right to terminate the agreement without giving the station enough advance notice to implement a contingency plan. The affiliation agreements may not remain in place, and the networks may not continue to provide programming to affiliates on the same basis that currently exists. The non-renewal or termination of any of our stations’ network affiliation agreements could have a material adverse effect on our operations.

The success of our television stations depends on the success of the network each station carries.

     The ratings of each of the television networks, which is based in large part on their programming, vary from year to year, and this variation can significantly impact a station’s revenues. The future success of any network or its programming is unpredictable.

To continue to grow our business, we will require significant additional capital.

     The continued development, growth and operation of our businesses will require substantial capital. In particular, additional acquisitions will require large amounts of capital. We intend to fund our growth, including acquisitions, if any, with cash generated from operations, borrowings under our new credit facility, and proceeds from future issuances of debt and equity both public and private. Our ability to raise additional debt or equity financing is subject to market conditions, our financial condition and other factors. If we cannot obtain financing on acceptable terms when needed, our results of operations and financial condition could be adversely impacted.

Our ability to grow through acquisitions may be limited by competition for suitable properties or other factors we cannot control.

     We intend to selectively pursue acquisitions of radio and television stations and publishing properties, when appropriate, in order to grow. To be successful with this strategy, we must be effective at quickly evaluating markets, obtaining financing to buy stations and publishing properties on satisfactory terms and obtaining the necessary regulatory approvals, including, as discussed below, approvals of the FCC and the Department of Justice. We also must accomplish these tasks at reasonable costs. The radio industry in particular has rapidly consolidated. In general, we compete with many other buyers for radio and television stations as well as publishing properties. These other buyers may be larger and have more resources. We cannot predict whether we will be successful in buying stations or publishing properties, or whether we will be successful with any station or publishing property we acquire. Our strategy is generally to buy underperforming properties and use our experience to improve their performance. Thus, the benefits resulting from the properties we buy may not manifest themselves immediately, and we may need to pay large initial costs for these improvements.

If we are not able to obtain regulatory approval for future acquisitions, our growth may be impaired.

     Although part of our growth strategy is the acquisition of additional radio and television stations, we may not be able to complete all the acquisitions that we agree to make. Station acquisitions are subject to the approval of the FCC and, potentially, other regulatory authorities. Also, the FCC sometimes undertakes review of transactions to determine whether they would result in excessive concentration, even where the transaction complies with the numerical ownership limits. Specifically, the staff has had a policy of “flagging” for closer scrutiny the anticompetitive impact of any transactions that will put one owner in a position to earn 50% or more of the market’s radio advertising revenues or will result in the two largest owners receiving 70% or more of those revenues. While the FCC has noted “flagging” in public notices in the past, current transactions may be “flagged” internally by the FCC without public notice. As discussed below, the FCC’s new rules with respect to media ownership are under court review. We cannot predict how the FCC’s approval process will change based on the outcome of the FCC’s media ownership proceeding or whether such changes would adversely impact us.

     Additionally, since the passage of the Telecommunications Act of 1996, the U.S. Department of Justice has become more involved in reviewing proposed acquisitions of radio stations and radio station networks. The Justice Department is particularly concerned when the proposed buyer already owns one or more radio stations in the market of the station it is seeking to buy. Recently, the Justice Department has challenged a number of radio broadcasting transactions. Some of those challenges ultimately resulted in consent decrees requiring, among other things, divestitures of certain stations. In general, the Justice Department has more closely scrutinized radio broadcasting acquisitions that result in local market shares in excess of 40% of radio advertising revenue.

We may not be able to integrate acquired stations successfully, which could affect our financial performance.

     Our ability to operate our company effectively depends, in part, on our success in integrating acquired stations into our operations. These efforts may impose significant strains on our management and financial resources. The pursuit and integration of acquired stations will require substantial attention from our management, and will limit the amount of time they can devote to other important matters. Successful integration of acquired stations will depend primarily on our ability to manage our combined operations. If we fail to successfully integrate acquired stations or manage our growth or if we encounter unexpected difficulties during expansion, it could have a negative impact on the performance of acquired stations as well as on our company as a whole.

A recently adopted change in accounting principles that affects the accounting treatment of goodwill and FCC licenses could cause future losses due to asset impairment.

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” that requires companies to cease amortizing goodwill and certain other indefinite-lived intangible assets, including broadcast licenses. Under SFAS 142, goodwill and some indefinite-lived intangibles will not be amortized into results of operations, but instead will be tested for impairment at least annually, with impairment being measured as the excess of the carrying value of the goodwill or intangible over its fair value. In addition, goodwill and intangible assets will be tested more often for impairment as circumstances warrant. Intangible assets that have finite useful lives will continue to be amortized over their useful lives and will be measured for impairment in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” After initial adoption, any impairment losses under SFAS 142 or 144 will be recorded as operating expenses.

     In connection with the adoption of SFAS 142 effective March 1, 2002, we recorded an impairment loss of $167.4 million, net of tax, reflected as the cumulative effect of an accounting change in the accompanying condensed consolidated statements of operations. The adoption of this accounting standard reduced our amortization of goodwill and intangibles by approximately $61.0 million in the year ended February 28, 2003. We also incurred a $12.4 million impairment loss in the fiscal year ended February 29, 2004 as a result of our annual SFAS 142 review. Our future impairment reviews could result in additional write-downs.

One shareholder controls a majority of the voting power of our common stock, and his interest may conflict with yours.

     As of April 19, 2004, our Chairman of the Board of Directors, Chief Executive Officer and President, Jeffrey H. Smulyan, held shares representing approximately 54.7% of the outstanding combined voting power of all classes of our common stock, as calculated pursuant to Rule 13D-1 of the Exchange Act. He therefore holds a majority of the outstanding combined voting power of all classes of our common stock. Accordingly, Mr. Smulyan is able to control the outcome of most matters submitted to a vote of our shareholders, including the election of a majority of the directors.

The FCC has recently begun more vigorous enforcement of its indecency rules against the broadcast industry, which could have a material adverse effect on our business.

     The FCC’s rules prohibit the broadcast of obscene material at any time and indecent material between the hours of 6 am and 10 pm. Broadcasters risk violating the prohibition on the broadcast of indecent material because of the FCC’s broad definition of such material, coupled with the spontaneity of live programming.

     Recently, the FCC has begun more vigorous enforcement of its indecency rules against the broadcasting industry as a whole. Two Congressional committees have recently conducted hearings relating to indecency. Legislation has also been introduced in Congress that would increase the penalties for broadcasting indecent programming, and depending on the number of violations engaged in, would automatically subject broadcasters to license revocation, renewal or qualifications proceedings in the event that they broadcast indecent material. The FCC has indicated that it is stepping up its enforcement activities as they apply to indecency, and has threatened to initiate license revocation proceedings against broadcast licensees for “serious indecency violations.” The FCC has found on a number of occasions recently, chiefly with regard to radio stations, that the content of broadcasts has contained indecent material. The FCC issued fines to the offending licensees. Moreover, the FCC has recently begun imposing separate fines for each allegedly indecent “utterance,” in contrast with its previous policy, which generally considered all indecent words or phrases within a given program as constituting a single violation.

     The FCC has imposed fines totaling $42,000 for six allegedly-indecent broadcasts at our Chicago station; we have filed administrative appeals of four of those fines, totaling $28,000, and are currently considering what action, if any, to take regarding the remaining fines, as to which the administrative appeal process has recently concluded. Further, the FCC has sent letters of inquiry to us relating to five additional broadcasts on the Chicago station and five broadcasts on one of our St. Louis stations. These inquiries could result in additional fines or other enforcement action. In addition, the FCC has dismissed a number of complaints alleging indecent broadcasts at the Chicago station, but the complainant has asked the FCC to reinstate eleven of them. There may also be additional complaints of which we are currently unaware alleging indecent broadcasts by our stations. The foregoing inquiries and complaints could result in additional fines or other enforcement action. The FCC has so far assessed fines against us of $7,000 for each indecency violation. During the period since those fines were imposed the Commission has frequently imposed fines against broadcasters at the statutory maximum of $27,500 per violation, particularly where there have been prior violations. Accordingly, any additional fines imposed on us could be at that level. Moreover, four of the five broadcasts on the St. Louis station which are under inquiry by the FCC are sufficiently recent that they could be subject to the “per utterance” approach described above, which could increase the total amount of any fines imposed.

     If the FCC were to bring enforcement proceedings against any of our television or radio stations, our results of operations could be adversely affected. Further, the alleged violations described above, along with any additional violations that may be asserted by the FCC in the future, could have a material adverse effect on our ability to obtain renewal of the Chicago and St. Louis broadcast licenses, for which we must file license renewal applications this year. The Communications Act provides that the FCC must renew a broadcast license if (i) the station involved has served the “public interest, convenience and necessity” and (ii) there have been no “serious violations” of the Act or FCC rules, and no “other violations” of the Act or rules which “taken together, would constitute a pattern of abuse.” If the Commission were to determine that the alleged violations described above fall within either or both of those definitions, the agency could (x) grant one or both license renewal applications with burdensome conditions, such as requirements for periodic reports, (y) grant one or both applications for less than the full eight-year term in order to allow an early reassessment of the station or stations, or (z) order an evidentiary hearing before an administrative law judge to determine whether renewal of either or both licenses should be denied. If a station’s license renewal were ultimately denied, the station would be required to cease operation permanently.

     As a result of these developments, we have implemented measures to reduce the risk of broadcasting indecent material in violation of the FCC’s rules. These and other future modifications to our programming to reduce the risk of indecency violations could have an adverse effect on our competitive position.

Our need to comply with comprehensive, complex and sometimes unpredictable federal regulations could have an adverse effect on our businesses.

     We are dependent on licenses from the FCC, which regulates the radio and television broadcasting industries in the United States. The radio and television broadcasting industries in the United States are subject to extensive and changing regulation by the FCC. Among other things, the FCC is responsible for the following:

•	assigning frequency bands for broadcasting;

•	determining the particular frequencies, locations and operating power of stations;

•	issuing, renewing, revoking and modifying station licenses;

•	determining whether to approve changes in ownership or control of station licenses;

•	regulating equipment used by stations; and

•	adopting and implementing regulations and policies that directly affect the ownership, operation, programming and employment practices of stations.

     The FCC has the power to impose penalties for violation of its rules or the applicable statutes. While in the vast majority of cases licenses are renewed by the FCC, we cannot be sure that any of our United States stations’ licenses will be renewed at their expiration date. Even if our licenses are renewed, we cannot be sure that the FCC will not impose conditions or qualifications that could cause problems in our businesses.

     The FCC regulations and policies also affect our growth strategy because the FCC has specific regulations and policies about the number of stations, including radio and television stations, and daily newspapers that an entity may own in any geographic area. As a result of these rules, we may not be able to acquire more properties in some markets or on the other hand, we may have to sell some of our properties in a particular market. For example, as a result of our acquisition of Lee Enterprises in October 2000, we own two “top 4” rated television stations in the Honolulu market, which is not permitted by FCC rules. As a result, we have been operating both stations under various temporary waivers to the FCC’s ownership rules. The FCC has adopted new local television ownership rules which continue to prohibit the ownership of two top-rated television stations in a single market, and in so doing the FCC ordered companies with temporary waivers (including us) to file divesting applications to achieve compliance. However, the implementation of the new rules has been appealed in Federal court by a number of broadcasters (including us) and other groups, and the court has issued an indefinite stay, which has prevented the new rules from becoming effective. We cannot predict when or how the court will rule on the appeal. When and if the stay is lifted, we will likely have to either file a divesting application or seek a permanent waiver of the new rules. If we are required to divest a station on short notice, we may not realize the full value of that station.

     In addition, we will face increased FCC scrutiny and additional regulatory burdens if, as anticipated, our significant shareholder, Mr. Smulyan, is deemed to no longer control us. We have obtained FCC approval for the dilution of Mr. Smulyan’s voting power to below 50%, which is expected to occur in the near future as a result of liquidation of our profit-sharing plan or other events. When and if Mr. Smulyan’s voting interest falls below 50%, the media interests of minority shareholders holding voting interests of 5% or more — 20% or more in the case of certain categories of institutional investors will be attributed to us, though the FCC rules provide for a one-year “grace period” for resolving ownership conflicts involving holders of shares as of the date when Mr. Smulyan’s voting power falls below 50%. Attribution of minority shareholders’ media interests to us could materially and adversely affect our business as a result of the increased cost of regulatory compliance and monitoring activities, the increased obstacles to our growth strategy or the mandatory divestment of our properties. Further, we may need to seek further FCC approvals prior to further material reductions in Mr. Smulyan’s voting power.

     FCC regulations also limit the ability of non-U.S. persons to own our capital stock and to participate in our affairs, which could limit our ability to raise equity. Our articles of incorporation contain provisions which place restrictions on the ownership, voting and transfer of our capital stock in accordance with the law.

     A 2002 court decision invalidated an FCC rule that prohibited common ownership of a broadcast station and a cable television system in the same market. The elimination of that restriction could increase the amount of competition that our television stations face.

     Finally, a number of federal rules governing broadcasting have changed significantly in recent years and additional changes may occur, particularly with respect to the rules governing digital television, digital audio broadcasting, satellite radio services, multiple ownership and attribution. We cannot predict the effect that these regulatory changes may ultimately have on our operations.

Any changes in current FCC ownership regulations may negatively impact our ability to compete or otherwise harm our business operations.

     In June of 2003, the FCC substantially modified its rules governing ownership of broadcast stations. The new rules (i) increase to 45% the national “cap” on the number of television stations that can be owned nationwide by an entity or affiliated group, (ii) generally permit common ownership of two television stations within a given market (and three stations in some of the largest markets), (iii) allow, for the first time in many years, common ownership of broadcast stations and daily newspapers in most markets, (iv) generally allow common ownership of television and radio stations within a given market, and (v) change the definition of “market” for purposes of the rules restricting the number of radio stations that may be commonly owned within a given market. The new rules were appealed in federal court, and in September of 2003, the court stayed the effectiveness of the new rules, pending a decision in the appeal. As a result of the stay, the former ownership rules were reinstated. We cannot predict the outcome of the appeal.

     Recent federal legislation set the national TV ownership “cap” at 39%, superseding the increase to 45% adopted by the FCC. This represents an increase from the 35% limit previously in place, and its immediate effect is to allow on a permanent basis the existing levels of station ownership by the Fox and CBS networks, which previously had been allowed only as a result of a temporary waiver of the 35% limit. This may give Fox and CBS a competitive advantage over us, since they have much greater financial and other resources than we have.

     We cannot predict the impact of these developments on our business. In particular, we cannot predict the outcome of FCC’s media ownership proceeding or its effect on our ability to acquire broadcast stations in the future or to continue to own and freely transfer stations that we have already acquired.

     In 2003, we acquired a controlling interest in five FM stations and one AM station in the Austin, Texas market. Under the method of defining radio markets contained in the new ownership rules, it appears that we would be permitted to own or control only four FM stations in the Austin market (ownership of one AM station would continue to be allowed). The new rules do not require divestiture of existing non-conforming station combinations, but do provide that such clusters may be transferred only to defined small business entities. Consequently, if the new rules go into effect and we wish to sell our interest in the Austin stations, we will have to either sell to an entity that meets the FCC definition or exclude at least one FM station from the transaction.

     As a result of the Lee Enterprises acquisition, we own two “top-4” rated television stations in the Honolulu market. The new ownership rules, like the former rules, generally prohibit common ownership of such stations, and in adopting the new rules, the FCC ordered companies that had requested temporary waivers (including us) to file divesting applications to achieve compliance. When and if the court stay of the new rules is lifted, we will likely have to either file a divesting application or request a permanent waiver of the new rules. If we are required to divest a station on short notice, we may not realize the full value of that station.

Our business strategy and our ability to operate profitably depends on the continued services of our key employees, the loss of whom could materially adversely affect our business.

     Our ability to maintain our competitive position depends to a significant extent on the efforts and abilities of our senior management team and certain key employees. Their managerial, technical and other services would be difficult to replace and if we lose the services of one or more of our executive officers or key personnel. Our business could be seriously harmed if one of them decides to join a competitor or otherwise competes directly or indirectly against us.

     Our radio and television stations employ or independently contract with several on-air personalities and hosts of syndicated radio and television programs with significant loyal audiences in their respective broadcast areas. These on-air personalities are sometimes significantly responsible for the ranking of a station, and thus, the ability of the station to sell advertising. These individuals may not remain with our radio and television stations and may not retain their audiences.

Our current and future operations are subject to certain risks that are unique to operating in a foreign country.

     We currently have several international operations, including a 59.5% interest in a national radio station in Hungary and operations in Belgium and, therefore, we are exposed to risks inherent in international business operations. We may pursue opportunities to buy additional broadcasting properties in other foreign countries. The risks of doing business in foreign countries include the following:

•	changing regulatory or taxation policies;

•	currency exchange risks;

•	changes in diplomatic relations or hostility from local populations;

•	seizure of our property by the government, or restrictions on our ability to transfer our property or earnings out of the foreign country;

•	potential instability of foreign governments, which might result in losses against which we are not insured; and

•	difficulty of enforcing agreements and collecting receivables through some foreign legal systems.

You may be unable to pursue any legal claims against Arthur Andersen LLP, our former independent public accountants.

     The offering circular relating to the notes incorporates by reference audited consolidated financial statements for the fiscal years ending February 28, 2002 and 2001, which were audited by Arthur Andersen LLP, our former independent public accountant. Arthur Andersen LLP was convicted on federal obstruction of justice charges arising from the federal government’s investigation of Enron Corp. In light of the conviction, Arthur Andersen ceased practicing before the SEC on August 31, 2003. As a result, Arthur Andersen LLP has not reissued its audit report with respect to our consolidated financial statements incorporated by reference in the offering circular relating to the notes. Further, Arthur Andersen LLP has not consented to the inclusion of its audit report in our offering circular relating to the notes or in any filings we may make with the SEC following the offering of the notes. As a result, you may not have an effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in the consolidated financial statements for the fiscal years ending February 28, 2002 and 2001 that are incorporated by reference in the offering circular relating to the notes. Even if you were able to assert such a claim, because Arthur Andersen LLP’s operations have ceased, there will likely be insufficient assets to satisfy claims made by investors or by us that might arise under federal securities laws or otherwise.

USE OF PROCEEDS

     Emmis Operating Company and Emmis Communications are proposing to enter into a series of refinancing transactions described below. Emmis Operating Company is proposing to issue senior subordinated notes due 2012 and to enter into a new credit facility (which will consist of a revolving credit facility of up to $395.0 million and a term loan facility of up to $650.0 million).

     We intend to use the proceeds from this offering of notes, borrowings under our new credit facility and cash on hand to:

•	refinance all of the outstanding indebtedness under the existing credit facility;

•	repurchase or redeem all of Emmis Operating Company’s 8 1/8% Senior Subordinated Notes due 2009;

•	repurchase Emmis Communications’ 12 1/2% Senior Discount Notes due 2011; and

•	pay transaction fees, tender premiums and expenses related to the Refinancing Transactions.

     The following table presents a summary of the estimated sources and uses of funds relating to the Refinancing Transactions, assuming they had occurred on February 29, 2004 (in millions):

Sources of Funds:

Existing Cash	$11.8
New Credit Facility:
Revolving Credit Facility[1]	312.0
Term Loan Facility	650.0
New Senior Subordinated Notes	350.0

Total Sources	$1,323.8

Uses of Funds:
Refinance Existing Credit Facility[2]	$739.8
Refinance 8 1/8% Senior Subordinated Notes[3]	300.0
Refinance 12 1/2% Senior Discount Notes[3]	189.9
Tender Premiums, Expenses and Accrued Interest[3]	78.1
Fees and Expenses	16.0

Total Uses	$1,323.8

[1]	The revolving credit portion of the new credit facility will have availability of $350.0 million.

[2]	Upon repayment of all amounts outstanding thereunder, our current bank credit facility will be terminated. This facility currently consists of two term loans, Term Loan A and Term Loan B, and revolving credit facility. The loans under this facility bear interest at variable rates based on the Eurodollar rate or a base rate. The weighted average interest rate was 3.4% at February 29, 2004. The revolving credit facility and Term Loan A mature February 28, 2009. Term Loan B matures August 31, 2009.

[3]	We will repurchase or redeem all of Emmis Operating Company’s 8 1/8% Senior Subordinated Notes due 2009 and repurchase Emmis Communications’ 12 1/2% Senior Discount Notes due 2011 in connection with the closing of this offering. On April 14, 2004, we commenced tender offers to repurchase the outstanding 8 1/8% Senior Subordinated Notes due 2009 and the 12 1/2% Senior Discount Notes due 2011, at a cash purchase price (including a consent payment) of $1,043.13 per $1,000 principal amount plus accrued but unpaid interest for the 8 1/8% Senior Subordinated Notes and $1,000 per $1,000 principal amount at maturity for the 12 1/2% Senior Discount Notes. We have assumed that 85% of the outstanding 12 1/2% Senior Discount Notes ($223.4 million of accreted value at February 29, 2004) will be repurchased. Depending on the amount of 12 1/2% Senior Discount Notes repurchased, we may increase the term loan under our new credit facility or the size of this offering or decrease borrowings under the revolving credit portion of our new credit facility.

DESCRIPTION OF NEW CREDIT FACILITY

General

     In connection with the Refinancing Transactions, we intend to enter into a new credit facility with a syndicate of lenders. The new credit facility will provide availability of $1,000 million in loans. The new credit facility will provide for two lending facilities, as follows:

•	A $350 million senior secured revolving credit facility with a final maturity date of November , 2011; and

•	A $650 million senior secured term loan with a final maturity date of November , 2011.

     However, if within nine months prior to the maturity date of Emmis Communications’ Senior Discount Notes, more than 20% of the aggregate principal amount of those notes remains outstanding as of the business day immediately preceding the closing date of the new credit facility, and the scheduled maturity of those notes has not been extended until a date that is on or after September 30, 2012, then the revolving credit facility and the term loan maturity date will be accelerated to six months prior to the maturity date of those notes.

     The proceeds from the new credit facility will be used to effect the Refinancing Transactions and to fund future acquisitions and for general corporate purposes. The new credit facility will provide for letters of credit to be made available to us. The aggregate amount of outstanding letters of credit and amounts borrowed under the revolving credit facility shall not exceed the revolving credit facility commitment.

Interest

     All outstanding amounts under the new credit facility will bear interest, at our option, at a rate equal to the Eurodollar Rate or an alternative base rate (as such terms are defined in the new credit facility) plus a margin. The margin over the Eurodollar Rate or the alternative base rate will vary from time to time, depending on our ratio of debt to earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the new credit facility. Interest shall be due on a calendar quarter basis under the alternative base rate and at least every three months under the Eurodollar Rate.

     The new credit facility will require us to enter into and maintain interest rate protection agreements within 365 days after the date of the new credit facility to fix or hedge at least 30% of the outstanding debt if the ratio of debt to EBITDA (as defined in the new credit facility) exceeds 6.0 to 1.

Amortization of Principal; Reduction of Availability; Mandatory Repayments

     Amortization of the outstanding principal amount under the term loan facility will be payable in quarterly installments of 0.25% of the initial balance beginning on February 28, 2005 with the remaining balance amortizing in two equal installments during August and November, 2011.

     Commencing with the fiscal year ending February 28, 2007, in addition to the scheduled amortization/reduction under the new credit facility, after the end of each fiscal year, the amount that will be available for borrowing under the new credit facility will be permanently reduced by 50% of our excess cash flow (as defined in the new credit agreement) if the ratio of adjusted debt to EBITDA exceeds 6.5 to 1. If the ratio of adjusted debt to EBITDA exceeds specified levels, up to 100% of the net proceeds from the sale of any station or publishing assets in excess of $25,000,000 must be used to permanently reduce borrowings under the new credit facility. However, we may apply the proceeds of these sales to finance an acquisition or investment in certain circumstances.

     The new credit facility will require us to make mandatory repayments from proceeds from the issuance of any equity or equity-like instrument issued after the closing date of the new credit facility (other than issuances by Emmis Communications of equity or equity-like instruments in connection with the redemption of preferred stock and other than issuances of common stock with respect to employee stock option, stock purchase or similar plans) in an amount equal to the lesser of (i) 50% of the proceeds or (ii) an amount necessary to reduce the ratio of debt to EBITDA to 6.0 to 1; however, we may apply the proceeds which would otherwise be required to be applied toward mandatory repayments to finance acquisitions in certain circumstances.

Covenants

     The new credit facility will contain various financial and operating covenants and other restrictions with which we must comply, including, among others, restrictions on additional indebtedness, engaging in businesses other than broadcasting and publishing, paying cash dividends, redeeming or repurchasing our capital stock and use of borrowings, as well as requirements to maintain certain financial ratios. The new credit facility will also restrict our ability to make acquisitions and dispose of assets outside our ordinary course of business. Substantially all of our assets, including the stock of most of our subsidiaries, will be pledged to secure the new credit facility.